As filed with the Securities and Exchange Commission on February 6, 2009
Registration No. 333-154716
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________

INSITUFORM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of
incorporation or organization)

13-3032158
(I.R.S. Employer
Identification No.)

17988 Edison Avenue
Chesterfield, Missouri  63005-1195
Telephone: (636) 530-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DAVID F. MORRIS, ESQ.
Senior Vice President, General Counsel and Chief Administrative Officer
Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005
(636) 530-8000
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
ROBERT M. LAROSE, ESQ.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
 offering.  ☑     333-154716
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

     This Post-Effective Amendment No. 2 to Form S-3 Registration Statement (333-154716) is filed pursuant to Rule 462(d) solely to correct the dates of and typographical errors in certain exhibits previously filed as Post-Effective Amendment No. 1 on February 2, 2009 with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

     (b)     Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-3:

23.2	Consent of Castaing Hussey & Lolan, LLC.
23.3	Consent of UHY LLP.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 6th day of February 2009.

INSITUFORM TECHNOLOGIES, INC. (Registrant)
By	/s/ J. Joseph Burgess
J. Joseph Burgess
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Joseph Burgess J. Joseph Burgess	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2009
/s/ David A. Martin David A. Martin	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2009
* Alfred L. Woods	Chairman of the Board	February 6, 2009
* Stephen P. Cortinovis	Director	February 6, 2009
* Stephanie A. Cuskley	Director	February 6, 2009
* John P. Dubinsky	Director	February 6, 2009
* Juanita H. Hinshaw	Director	February 6, 2009

*By:	/s/ J. Joseph Burgess J. Joseph Burgess Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

23.2	Consent of Castaing Hussey & Lolan, LLC.
23.3	Consent of UHY LLP.